Exhibit 5.14

CONSENT OF GOLDER ASSOCIATES LTD.

The undersigned hereby consents to reference to the undersigned’s name included or incorporated by reference in the Registration Statement on Form F-10 being filed by IAMGOLD Corporation with the United States Securities and Exchange Commission in connection with (1) the report evaluating the Essakane Gold Project in Burkina Faso (the “Essakane Project”) entitled “IAMGOLD Corporation: Updated Feasibility Study Essakane Project, Burkina Faso”, effective June 3, 2008, re-addressed March 3, 2009 (the “Essakane Report”); and (2) the annual information form of the Corporation dated March 28, 2011, which includes reference to our name in connection with information relating to the Essakane Project, the Essakane Report and the properties described therein.

Date: June 30, 2011

GOLDER ASSOCIATES LTD.

/s/ Philip R. Bedell
By: Philip R. Bedell, B.E.Sc., M.E.Sc., P. Eng. Title: Senior Consultant